                                                                   EXHIBIT 10.74

               Amendment to Registrant's 1994 Stock Incentive Plan
                     (As amended and Restated June 3, 1998)

                                  AMENDMENT TO

                          THE SPORTS CLUB COMPANY, INC.


                            1994 STOCK INCENTIVE PLAN
                     (AS AMENDED AND RESTATED JUNE 3, 1998)



        By action taken on November 4, 1999, the Board of Directors of The Sports Club Company, Inc. approved the following amendment to The Sports Club Company, Inc. 1994 Stock Incentive Plan (as Amended and Restated June 3, 1998):

1.      Section 6.2(e) of the Plan is amended to read in full as follows:

        Medium and Time of Payment. The Exercise Price shall be paid in full, at the time of exercise, in cash or cash equivalents, or with the approval of the Administrator, in shares of Stock which have been held by the Optionee for a period of at least six calendar months preceding the date of surrender and which have a Fair Market Value equal to the Exercise Price, or in a combination of cash and such shares, and may be effected in whole or in part (i) with monies received from the Company at the time of exercise as a compensatory cash payment; or (ii) to the extent that the Exercise Price exceeds the par value of the shares so purchased, with monies borrowed from the Company in accordance with Section 12.5. In addition, with the approval of the Administrator, an Optionee may pay the Exercise Price for any Stock Option by authorizing the Company to withhold from shares of Common Stock issued upon exercise of the Stock Option that number of full shares of Common Stock having a Fair Market Value on the Exercise Date equal to the Exercise Price.


2.      Section 12.6 of the Plan is amended to read in full as follows:

        Termination of Employment.

        Except as provided in this Section 12.6, no Right may be exercised unless the Rights Holder is then a Director of the Company, or in the employ of the Company or any Parent or Subsidiary, or rendering services as a consultant to the Company or any Parent or Subsidiary, and unless he or she has remained continuously so employed since the Date of Grant. If the employment or services of a Rights Holder shall terminate (other than by reason of a Special Terminating Event), all Rights previously granted to the Rights Holder which are exercisable at the time of such termination may be exercised for the period ending ninety days after such termination, unless otherwise provided in the Rights Agreement; provided, however, that no Right may be exercised following the date of its expiration. Nothing in the Plan or in any Right granted pursuant to the Plan shall confer upon an employee any right to continue in the employ of the Company or any parent or Subsidiary or interfere in any way with the right of the Company or any Parent or Subsidiary to terminate such employment at any time.

        Notwithstanding the foregoing, by agreement between an Option Holder who is not subject to Section 16(b) of the Securities Exchange Act of 1934 and the Administrator, termination of employment shall not affect the term of a Stock Option, SAR or other Right, and such Right may be exercised in accordance with its terms without regard to the foregoing paragraph.